UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2009

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29903 Agoura Road
Agoura Hills,
California		91301
(Address of principal executive offices)		(Zip Code)

(818) 871-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01.  Other Events.

On May 6, 2009, THQ Inc. (the “Registrant”) announced that it has entered into a commitment letter, dated May 6, 2009 (the “Commitment Letter”), with Bank of America, N.A.(“B of A”) under which B of A has committed, subject to terms and conditions set forth in the Commitment Letter, to provide the Registrant with a $35,000,000 three year senior revolving credit facility secured by the Registrant’s assets (the “Credit Facility”). The Credit Facility will bear interest at a floating rate equivalent to, at the option of the Registrant, either the base rate plus a spread of 1.0% to 2.5% or LIBOR plus 2.5% to 4.0%, depending on the Registrant’s fixed charge coverage ratio. The Credit Facility will be guarantied by certain subsidiaries of the Registrant.

The Commitment Letter for the Credit Facility will expire on July 5, 2009. The Registrant has paid a $350,000 closing fee and will be required to pay other customary fees regardless of whether the Credit Facility is consummated. The commitment of B of A for the Credit Facility is subject to, among other things, the final negotiation and execution of definitive agreements and other customary terms and conditions. There can be no assurance that the Registrant will enter into the Credit Facility or that the Credit Facility will occur on the terms and conditions described herein.

The Registrant intends to use the proceeds of the Credit Facility for working capital and other corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/ James M. Kennedy
Date: May 12, 2009		James M. Kennedy,
Executive Vice President, Business and Legal Affairs